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                                                                    Exhibit 10.2

                                 AMENDMENT NO. 1

                                     TO THE

                           1999 NEUBERGER BERMAN INC.

                            LONG-TERM INCENTIVE PLAN

         This Amendment No. 1 (the "Amendment") to the 1999 Neuberger Berman Inc. Long-Term Incentive Plan (the "Plan") is made effective as of this 18th day of July, 2000.

         Pursuant to resolutions of the Board of Directors (the "Board") of Neuberger Berman Inc. (the "Company") dated July 18, 2000, the Plan is hereby amended as follows:

         The definition of the term "Change in Control" in Section 2.1 of the Plan is hereby amended to read as follows:

         "CHANGE IN CONTROL" means the occurrence of any of the following events:

                           (a) the members of the Board at the beginning of any
                  consecutive twenty-four calendar month period (the "INCUMBENT DIRECTORS") cease for any reason other than due to death to constitute at least a majority of the members of the Board, provided that any director whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least a majority of the members of the Board then still in office who were members of the Board at the beginning of such twenty-four calendar month period other than as a result of a proxy contest, or any agreement arising out of an actual or threatened proxy contest, shall be treated as an Incumbent Director; or

                           (b) any "person," including a "group" (as such terms
                  are used in Sections 13(d) and 14(d)(2) of the Act), but excluding the Company, any Subsidiary or any employee benefit plan of the Company or any Subsidiary becomes the "beneficial owner" (as defined in Rule 13(d)-3 under the Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company's then outstanding securities; or

                           (c) the stockholders of the Company shall approve a
                  definitive agreement (i) for the merger or other business combination of the Company with or into another corporation, a majority of the directors of which were not directors of the Company immediately prior to the merger and in which the stockholders of the Company immediately prior to the effective date of such merger own a percentage of the voting power in such corporation that is less than one-half of the percentage of the voting power they owned in the Company immediately prior to such transaction or (ii) for the sale or other disposition of all or substantially all of the


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                  assets of the Company to any other entity; PROVIDED, in each case, that such transaction shall have been consummated; or

                           (d) the purchase of Common Stock pursuant to any
                  tender or exchange offer made by any "person," including a "group" (as such terms are used in Sections 13(d) and 14(d)(2) of the Act), other than the Company, any Subsidiary, or an employee benefit plan of the Company or any Subsidiary, for 50% or more of the Common Stock of the Company.

         Notwithstanding the foregoing, a "Change in Control" shall not be deemed to occur in the event the Company files for bankruptcy, liquidation or reorganization under the United States Bankruptcy Code."

         Except as expressly provided herein, the terms and conditions of the Plan shall remain unchanged.

                                             NEUBERGER BERMAN INC.



                                             By:  /s/ Jeffrey B. Lane
                                                 -----------------------------
                                                 Name: Jeffrey B. Lane
                                                 Title: President and Chief
                                                        Executive Officer




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